EXHIBIT 10.16
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into as of                     , 200    , by and between Aradigm Corporation (the “Company”), and                                          (the “Executive”).
     Whereas, the Company’s Board of Directors (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to provide for certain severance benefits in the event the Executive’s employment is terminated in connection with a Change of Control (as defined below) in order to align further the interests of the Executive with those of the stockholders of the Company;
     Now, Therefore, in consideration of the Executive’s continued employment with the Company, the Company and the Executive hereby agree as follows:
1. Definitions. The following terms in this Agreement shall have the meanings set forth below:
     1.1 “Change of Control” shall mean any one or more of the following events:
          (a) The consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than sixty percent (60%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than sixty percent (60%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction.
          (b) The consummation of a sale, lease, exclusive license or other disposition of 90% or more of the consolidated assets of the Company and its subsidiaries within a single 12 month period, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than sixty percent (60%) of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company prior to such sale, lease, license or other disposition. The Board shall have the sole discretion to determine whether the event described in this Section 1.1(b) has occurred.
          (c) Individuals who, on the date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered a member of the Incumbent Board.

The term Change of Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     1.2 “Cause” shall mean any one or more of the following: (i) the Executive’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) the Executive’s intentional, material violation of any material contract or agreement between the Executive and the Company or any statutory duty owed to the Company; (iv) the Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) the Executive’s gross misconduct. The determination that a termination is for Cause shall be made by the Company in its sole discretion.
     1.3 “Constructive Termination” shall mean the resignation of the Executive due to the occurrence of any of the following without the Executive’s consent:
          (a) a material reduction in the Executive’s duties, title, reporting relationships, or responsibilities relative to the Executive’s duties, title, reporting relationships, or responsibilities in effect immediately prior to the effective date of the Change of Control; provided, however, that a change in the Executive’s title or reporting relationships shall not in and of themselves (or collectively) constitute a Constructive Termination;
          (b) a material reduction by the Company in the Executive’s annual base salary or benefits as in effect on the effective date of the Change of Control or as increased thereafter; provided, however, that Constructive Termination shall not be deemed to have occurred in the event of a reduction in the Executive’s annual base salary or benefits, including severance benefits under the Executive Officer Severance Benefit Plan, that is pursuant to a salary reduction program or change in Company benefit programs that affects substantially all of the executive officers or employees of the Company and that does not adversely affect the Executive to a greater extent than other similarly situated employees; or
          (c) a relocation of the Executive’s primary business office to a location more than fifty (50) miles from the location at which the Executive performed the Executive’s duties as of the effective date of the Change of Control, except for required travel by the Executive with respect to the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the effective date of the Change of Control.
2. Change of Control Severance Benefits.
     2.1 Severance Benefits. If within eighteen (18) months after the effective date of a Change of Control, the Executive: (a) is either terminated by the Company without Cause or suffers a Constructive Termination; and (b) provides the Company with a signed general release of all claims in a form acceptable to the Company and allows this release to become effective, then the Executive shall be eligible for the following severance benefits:
          (a) Severance Payment. The Executive shall receive a single lump sum payment equal to [24 (for CEO); 18 (for CFO, CMO and CSO); 12 (for SVP positions; VP Clinical and Regulatory Affairs; and VP Corporate Planning and Program Management)] months of the base salary he received as of the date of the Change of Control, or the termination of his employment (whichever is greater). This Severance Payment shall be subject to required deductions and tax withholdings and shall be paid within ten (10) business days of the effective date of the release required by this Section 2.1.
          (b) Bonus Payment. The Executive shall receive a single lump sum payment equal to [two times (for CEO); 1.5 times (for CFO, CMO and CSO); or 1 times (for SVP Operations; VP Clinical and Regulatory Affairs; and VP Corporate Planning and Program Management)] the following sum: The Executive’s target bonus for the year in which the termination occurs multiplied by the average annual percentage achievement of corporate goals over each fiscal year for the three complete fiscal years preceding the termination date. This Bonus Payment shall be subject to required deductions and tax withholdings and shall be paid within ten (10) business days of the effective date of the release required by this Section 2.1.
          (c) Health Insurance Payments. If, following the termination of Executive’s employment, the Executive timely elects continued group health insurance coverage under the federal COBRA law or similar state laws, if applicable, the Company will pay the Executive’s COBRA premium costs to continue such coverage at the level in effect as of the Executive’s termination date for a period of [24 (for CEO); 18 (for CFO, CMO and CSO); or 12 (for SVP Operations; VP Clinical and Regulatory Affairs; and VP Corporate Planning and Program Management)] months after the Executive’s termination date or until the Executive becomes eligible for group health insurance coverage through a new employer (whichever comes first). The Executive must promptly notify the Company in writing if the Executive becomes eligible for group health insurance coverage through a new employer during the Severance Period.
          (d) Career Transition Assistance (Outplacement Services). The Company will reimburse the Executive up to [$20,000 (for CEO) or $10,000 (for all others)] for expenses actually incurred by the Executive within six (6) months of his termination date for reasonable and customary outplacement services for career transition assistance expenses.
          (e) Accelerated Vesting. The Company will accelerate the vesting of any stock options or restricted stock awards that remain unvested as of the date of the termination of the Executive’s employment such that all such unvested options or awards shall be deemed vested as of the date of such termination. Except as modified herein, all such options and awards shall continue to be governed by the applicable agreements and stock option plans.
     2.2 Ineligibility For Severance Benefits. The Executive will not be eligible for any benefits under this Agreement if the Company (or its successor) terminates the Executive’s employment for Cause or if the Executive resigns for any reason other than a Constructive Termination. Further, the Executive will not be eligible for severance benefits under this Agreement in the event that the Executive’s employment ends for any reason more than eighteen (18) months after the effective date of a Change of Control.
     2.3 Other Severance Benefits. Nothing in this Agreement shall affect the right of the Executive to receive any severance benefits pursuant to any other Company severance plan including, without limitation, the Aradigm Corporation Executive Officer Severance Benefit Plan; provided, however, that if the Executive actually receives benefits under this Agreement, he shall not be entitled to receive any other severance benefits of any kind (except for the accelerated vesting set forth in Section 2.1(e) above) pursuant to any other severance benefit plan of the Company (including, without limitation, the Aradigm Corporation Executive Officer Severance Benefit Plan). The Executive acknowledges and agrees that any prior agreement between the Executive and the Company providing for or relating to severance benefits in connection with a Change of Control (as defined herein or therein), except for those contained in the Executive’s stock option agreements with the Company, are hereby expressly superseded and replaced in their entirety by this Agreement and shall have no further force or effect
     2.4 Deferred Compensation. In the event that the Company determines that any cash severance payment benefit provided under Sections 2.1(a) and 2.1(b), or continued group health insurance coverage benefit provided under Section 2.1(c) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 2.3 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 2.3; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.
3. Parachute Payments.
     3.1 Reduction of Severance Benefits. Notwithstanding the above, if any payment or benefit that the Executive would receive under this Plan, when combined with any other payment or benefit he receives that is contingent upon a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with Payments being reduced in the order and priority established by the Board) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and the Executive will not be reimbursed by the Company for any such payments.
     3.2 Determination of Excise Tax Liability. The Company shall attempt to cause its accountants to make all of the determinations required to be made under Section 3.1, or, in the event the Company’s accountants will not perform such service, the Company may select another professional services firm to perform the calculations. The Company shall request that the accountants or firm provide detailed supporting calculations both to the Company and the Executive prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required by Section 3.1, the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 3.1. The Company shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by Section 3.1. Any such determination by the Company’s accountants or other firm shall be binding upon the Company and the Executive, and the Company shall have no liability to the Executive for the determinations of its accountants or other firm.
4. General Provisions.
     4.1 At Will Employment. Nothing in this Agreement alters the Executive’s at-will employment status. Either the Executive or the Company may terminate the Executive’s employment relationship at any time, with or without cause or advance notice. In particular, nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change of Control.
     4.2 Successors and Binding Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether or not through a Change of Control (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
     4.3 Amendments. No provision of the Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and a duly authorized officer of the Company.
     4.4 Severability. If any provision of the Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     4.5 Notices. Any notice or other communication required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party. All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To the Company:	To the Executive:
Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545
     4.6 Governing Law. The Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.
     4.7 Independent Counsel. The Executive acknowledges that this Agreement has been prepared on behalf of the Company by counsel to the Company and that this counsel does not represent, and is not acting on behalf of, the Executive. The Executive has been provided with an opportunity to consult with the Executive’s own counsel with respect to this Agreement.
     4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     In Witness Whereof, the parties have executed this Change of Control Agreement as of the date first written above.

Aradigm Corporation	Executive

By:	Signature:

Name:	Print Name:

Title: